Seacoast Banking Corporation of Florida
Exhibit 3.1 to
8-K dated July 17, 2009

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SEACOAST BANKING CORPORATION OF FLORIDA

SEACOAST BANKING CORPORATION OF FLORIDA, a corporation organized and existing under the laws of the State of Florida (the “Corporation”), in accordance with the provisions of Section 607.1006 of the Florida Business Corporation Act (the “FBCA”) thereof, hereby certifies:

I.

The name of the corporation is “Seacoast Banking Corporation of Florida.”

II.

Article VII of the Corporation’s Amended and Restated Articles of Incorporation has been amended to read in its entirety as follows:

ARTICLE VII
PROVISIONS RELATING TO BUSINESS COMBINATIONS

7.01 Definitions. The following defined terms are used in this Article VII and elsewhere in the Articles of Incorporation, and shall have the meanings specified below,

7.01.1 An “Affiliate” of, or a Person “affiliated with”, a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

7.01.2 The terms “Associate” or “associated with”, as used to indicate a relationship with any Person, mean:

(1) Any corporation, organization or entity (other than the Corporation) of which such Person is an officer or partner, or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

(2) Any trust or other estate in which such Person has a 10% or greater beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity;

(3) Any relative or spouse of such Person, or any relative of such spouse who has the same home as such Person; or

(4) Any investment company registered under the Investment Company Act of 1940 for which such Person or any Affiliate or Associate of such Person serves as investment adviser.

7.01.3 A person shall be considered the “Beneficial Owner” of and shall be deemed to “beneficially own” any Shares of the Corporation (whether or not owned of record):

(1) With respect to which such Person or any Affiliate or Associate of such Person directly or indirectly has or shares (i) voting power, including the power to vote or to direct the voting of such Shares of the Corporation and/or (ii) investment power, including the power to dispose of or to direct the disposition of such Shares of the Corporation;

(2) Where such Person or any Affiliate or Associate of such Person has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange or purchase rights, warrants, options, or otherwise, and/or (ii) the right to vote pursuant to any agreement, arrangement or understanding (whether such right is exercisable immediately or only after the passage of time), any Shares of the Corporation; or

(3) Which are Beneficially Owned within the meaning of subsections (1) or (2) of this Section 7.01.3 by any other Person with which such first-mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding, written or verbal, formal or informal with respect to acquiring, holding, voting or disposing of any Shares of the Corporation or acquiring, holding or disposing of all or substantially all of the assets or businesses of the Corporation or a Subsidiary of the Corporation in one or a series of transactions that would be a Business Combination.

For the purpose only of determining whether a Person is the Beneficial Owner of a percentage specified in this Article VII of the outstanding Voting Shares, such Shares shall be deemed to include any interest in Voting Shares which may be issuable, transferred or voted or disposed of pursuant to any agreement, trust, arrangement or understanding or upon the exercise of conversion rights, exchange or purchase rights, warrants, options or otherwise and which Voting Shares are deemed to be beneficially owned by such Person pursuant to the foregoing provisions of this Section 7.01.3.

7.01.4 A “Business Combination” means:

(1) The sale, exchange, lease, transfer, purchase and assumption (“P&A”) of assets and liabilities, or assumption of liabilities of the Corporation or any Subsidiary to or with another Person and/or any Affiliate or Associate of such Person or other disposition to or with any Person and/or any Affiliate or Associate of any such Person by the Corporation or any of its Subsidiaries (in a single transaction or in a series of related transactions), of all or substantially all of the Corporation’s consolidated assets and/or liabilities (including, without limitation, any securities issued by a Subsidiary and assets and liabilities of a Subsidiary);

(2) Any merger, consolidation, share exchange or similar transaction (each, a “Merger”) of the Company; or any Merger of any Significant Subsidiary, into or with another Person, and, in the case of the Merger of a Significant Subsidiary, where, as a result of such Merger of a Significant Subsidiary of the Corporation, the Corporation does not own 100% of such Significant Subsidiary immediately following the transaction; and

(3) Any reclassification of securities (including, without limitation, a reverse stock split), recapitalization or other transaction (other than a redemption in accordance with the terms of the security redeemed) which has the effect, directly or indirectly, of increasing other than pro rata with other Corporation shareholders, the proportionate amount of Voting Shares of the Corporation or any Subsidiary thereof which are Beneficially Owned of any Person that is an Affiliate of the Corporation immediately before the transaction or of any Person who becomes an Affiliate of the Corporation immediately following such transaction, or the adoption of any plan or proposal of partial or complete liquidation, dissolution, spinoff, splitoff or splitup of the Corporation or any Subsidiary thereof.

As used in this definition, a “series of related transactions” shall be deemed to include a series of transactions with the same Person considered together with all Affiliates and Associates of such Person.

7.01.5 A “Continuing Director” means a member of the Board of Directors who either (i) was first elected as a director of the Corporation prior to March 1, 2002 or (ii) who was designated at the earliest of his nomination, election or appointment as a Continuing Director by a majority vote of the Continuing Directors.

7.01.6 The term “Person” shall mean any individual, partnership, trust, firm, joint venture, corporation, group or other entity (other than the Corporation, any Subsidiary of the Corporation or a trustee holding stock for the benefit of employees of the Corporation or its Subsidiaries, or any one of them, pursuant to one or more employee benefit plans or arrangements). When two or more Persons act as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding, or disposing of shares of stock, such partnership, syndicate, association or group shall be deemed a “Person”.

7.01.7 “Subsidiary” shall mean any corporation or other entity of which the Person in question owns not less than 50% of any class of equity securities, directly or indirectly, and “Significant Subsidiary” shall mean a Subsidiary that also meets the tests for a “significant subsidiary” under Securities and Exchange Commission Regulation S-X, Rule 1-02(w).

7.01.8 “Voting Shares” means all Shares of the Corporation entitled to vote generally in the election of Corporation directors.

7.01.9 “Whole Board of Directors” means the total number of directors that the Corporation would have if there were no vacancies.

7.01.10 Certain Determinations With Respect to Article VII. A majority of the Whole Board of Directors shall have the power to determine for the purposes of this Article VII on the basis of information known to them, including (i) the number of Voting Shares of which any Person is the Beneficial Owner, (ii) whether a Person is an Affiliate or Associate of another Person, (iii) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of “Beneficial Owner” as hereinabove defined, (iv) whether two or more transactions constitute a “series of related transactions” as hereinabove defined and (vi) all such other matters with respect to which a determination is required under this Article VII.

7.02 Approval of Business Combinations.

7.02.1 Votes Required. Whether or not a vote of the Corporation’s shareholders is otherwise required in connection with the transaction, neither the Corporation nor any of its Subsidiaries shall complete any Business Combination without the prior affirmative vote at a meeting of the Corporation’s shareholders as to all shares owned by the holders of not less than a two-thirds (66 2/3%) of the Corporation’s outstanding Voting Shares, voting separately as classes.

The affirmative vote required by this Section is in addition to the vote of the holders of any class or series of Corporation Shares otherwise required by law, these Articles of Incorporation, including, without limitation, any resolution or amendment to these Articles of Incorporation which has been adopted by the Board of Directors providing for the issuance of a class or series of Shares. Such favorable votes shall be in addition to any shareholder vote which would be required without reference to this Section 7.02.1 and shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law or elsewhere in these Articles of Incorporation, the Corporation’s Bylaws or otherwise.

7.02.2 Votes Required upon Certain Board Approvals. The provisions of Section 7.02.1 shall not apply to a particular Business Combination, and such Business Combination shall require only such shareholder vote (if any) as would be required without reference to Section 7.02.1, if such Business Combination is (i) approved and recommended to the shareholders by the affirmative vote of two-thirds (66 2/3%) of the Whole Board of Directors of the Corporation and (ii) a majority of the Continuing Directors.

7.03 Evaluation of Business Combinations, etc. In connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders when evaluating an actual or proposed Business Combination, a tender or exchange offer, a solicitation of options or offers to purchase or sell Corporation Shares by another Person, or a solicitation of proxies to vote Corporation Shares by another Person, the Corporation’s Board of Directors, in addition to considering the adequacy and form of the consideration to be paid in connection with any such transaction, shall consider all of the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction or proposal on the Corporation and its Subsidiaries, its and their employees, depositors, loan and other customers, creditors and the communities in which the Corporation and its Subsidiaries operate or are located; (ii) the business and financial condition, and the earnings and business prospects of the acquiring Person or Persons, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring Person or Persons, and the possible effect of such conditions upon the Corporation and its Subsidiaries and the other elements of the communities in which the Corporation and its Subsidiaries operate or are located; (iii) the competence, experience, and integrity of the Person and their management proposing or making such actions; (iv) the prospects for a successful conclusion of the Business Combination prospects; and (v) the Corporation’s prospects as an independent entity. This Section 7.03 shall not be deemed to provide any constituency the right to be considered by the Board of Directors in connection with any transaction or matter.

III.

The only voting group entitled to vote on the amendments contained in these Articles of Amendment was the holders of shares of Corporation’s common stock. These Articles of Amendment were duly adopted by the shareholders on July 17, 2009 at the Corporation’s adjourned annual meeting of shareholders. The number of vote cast for the amendments above by the shareholders was sufficient for their approval.

[Signatures on the following page]

IN WITNESS WHEREOF, Seacoast Banking Corporation of Florida has caused this Articles of Amendment to be signed by Dennis S. Hudson, III, its Chairman and Chief Executive Officer, this 17th day of July, 2009.

SEACOAST BANKING CORPORATION OF FLORIDA

By: /s/ Dennis S. Hudson, III
Name: Dennis S. Hudson, III
Title: Chairman and Chief Executive Officer